Exhibit 5.1

609 Main Street

Houston, TX 77002

United States

+1 713 836 3600

www.kirkland.com

October 23, 2018

Northern Oil and Gas, Inc. 601 Carlson Parkway, Suite 990 Minnetonka, Minnesota 55305

Re: Northern Oil and Gas, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel for Northern Oil and Gas, Inc., a Delaware corporation (the “Company”). This opinion letter is being delivered in connection with the proposed registration by the Company of up to (i) $350,000,000 aggregate principal amount of 8.50% Senior Secured Second Lien Notes due 2023 (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to an indenture, dated as of May 15, 2018, (the “Original Indenture”) among the Company and Wilmington Trust, National Association as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”), as supplemented by the first supplemental indenture, dated as of September 18, 2018, among the Company, the Trustee and the Collateral Agent (the “First Supplemental Indenture”) and the second supplemental indenture, dated as of October 5, 2018, among the Company, the Trustee and the Collateral Agent (together with the Original Indenture and the First Supplemental Indenture, the “Indenture”). The Exchange Notes are to be issued in exchange for the Company’s 8.50% Senior Secured Second Lien Notes due 2023 originally issued on October 5, 2018 in the aggregate principal amount of $350,000,000 (the “Original Notes”), which are subject to the exchange offer pursuant to the Registration Statement.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation, bylaws of the Company; (ii) resolutions of the Company with respect to the issuance of the Exchange Notes; (iii) the Registration Statement; (iv) the Registration Rights agreement dated as of October 5, 2018, by and between the Company and RBC Capital Markets, LLC; (v) the Indenture and (iv) forms of the Exchange Notes.

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Northern Oil and Gas, Inc.

October 23, 2018

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company.

We have also assumed that the execution and delivery of the Indenture and the Exchange Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company is bound.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Original Notes in exchange for the Original Notes pursuant to the exchange offer described in the Registration Statement, the Exchange Notes will be validly issued under the Indenture and will be binding obligations of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Northern Oil and Gas, Inc.

October 23, 2018

Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of New York and the General Corporation Law of the State of Delaware and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law of the State of Delaware, which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP